Filed Pursuant to Rule 433

Dated April 23, 2008

Registration Statement No. 333-141560

$750,000,000 6.250% Senior Notes due 2013

Summary of Terms

Issuer	Fifth Third Bancorp

Expected Ratings	Aa3 / A+ / AA- / AAL (Moody’s / S&P / Fitch / DBRS) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

Note Type	Senior Notes

Principal Amount	US $750,000,000

Trade Date	April 23, 2008

Settlement Date (T+ 5 days)	April 30, 2008

Maturity Date	May 1, 2013

Coupon	6.250% per annum

Price to Investors	99.885%, plus accrued interest, if any, from April 30, 2008

Underwriters Commission	0.35%

All-in Price	99.535%

Net Proceeds	US $746,512,500

Pricing Benchmark	2.500% UST due 3/2013

Benchmark Yield	2.957%

Spread to Benchmark	Plus 332 basis points

Re-offer Yield	6.277%

Interest Payment Dates	Semi-annually on each May 1 and November 1 of each year, commencing November 1, 2008 and ending on the Maturity Date

Day Count Convention	30 / 360

Denominations	Minimum denominations of $5,000 with increments of $1,000 thereafter

Bookrunners	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated

Co-Manager	Fifth Third Securities, Inc.

Billing and Delivery Agent	Morgan Stanley & Co. Incorporated

Listing	None

CUSIP	316773CJ7

Fifth Third Bancorp has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC and incorporated by reference in such documents for more complete information about Fifth Third Bancorp and this offering. You may get these documents for free by visiting SEC Web site at www.sec.gov. Alternatively, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated will arrange to send you these documents if you call Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.